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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2019

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Wednesday, May 15, 2019, at 10:30 a.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1.

To elect Santo J. Costa, John T. Henderson, M.B, Ch.B. and B. Lynne Parshall, Esq. as Class III Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2.

To approve the amendment and restatement of the Company’s Amended and Restated 2004 Equity Incentive Plan (the “2004 EIP”) to increase the number of authorized shares reserved for issuance under the 2004 EIP by 4,100,000 shares (Proposal Two);

3.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal Three);

4.	To approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in our Proxy Statement for the 2019 Annual Meeting of Stockholders (Proposal Four); and
5.	To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 26, 2019 are entitled to notice of and to vote at the meeting or any adjournment thereof.

South San Francisco, California

March 27, 2019

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS IS BEING DISTRIBUTED ON OR ABOUT APRIL 5, 2019. IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD
•	BY INTERNET OR TELEPHONE
•	ATTEND OUR 2019 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE PROXY CARD THAT MAY BE MAILED TO YOU AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 15, 2019

This Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and Annual Report to Stockholders are available at cytokinetics.com/proxy. You may obtain directions to the Annual Meeting of Stockholders by directing a request to:

Investor Relations

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

Email: investor@cytokinetics.com

Telephone: 650-624-3283

CYTOKINETICS, INCORPORATED

280 East Grand Avenue

South San Francisco, California 94080

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 15, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, or “our”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Wednesday, May 15, 2019, at 10:30 a.m. local time for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 5, 2019 to all stockholders of record entitled to vote at the Annual Meeting. We may send you a proxy card, along with a second Notice, on or after April 16, 2019.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Common stockholders of record at the close of business on March 26, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. We have one class of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 163,000,000 shares of Common Stock were authorized and 55,373,139 shares were outstanding, and 10,000,000 shares of Preferred Stock were authorized and none were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to us at our principal offices a written notice of revocation to the attention of the Corporate Secretary or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each common share has one vote.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting any proxies, unless otherwise stated herein. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the routine cost of forwarding proxy materials to beneficial owners.

Voting in Person or by Proxy Card

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (that you may request or that we may elect to deliver later), and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting via the Internet or by Telephone

Stockholders may also vote their shares by proxy by means of the telephone or on the Internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections (the “Inspector”) can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the Record Date may go to envisionreports.com/cytk to vote by proxy their shares by means of the Internet. They will be required to provide our number and the control number contained on your Notice. The stockholder will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the stockholder will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-652-8683 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at proxyvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the Internet or by telephone must be received by 1:00 a.m., Pacific Time on May 15, 2019. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections who is expected to be a representative from Computershare Shareowner Services, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum will be present if stockholders holding at least a majority of shares entitled to vote are present in person or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of Ernst & Young LLP as independent auditors for the year ended December 31, 2019; (iii) for the amendment and restatement of the 2004 EIP to increase the number of authorized shares reserved for issuance under the 2004 EIP by 4,100,000 shares; and (iv) for approval, on an advisory basis, of the compensation of the Named Executive Officers; and, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, at the discretion of the proxy holder.

If a broker indicates on the proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker or bank may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker or bank instructions, the shares will be treated as broker non-votes. Accordingly, your broker, bank or nominee may not vote your shares on Proposal One and Proposal Two without your instructions, but may vote your shares on Proposals Three and Four. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite number of Votes Cast has been obtained with respect to a particular matter. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of our stockholders that are intended to be presented by such stockholders at our 2020 Annual Meeting of Stockholders must be received by us no later than December 9, 2019. Proposals submitted by this date will also be considered for inclusion in next year’s proxy materials. If you wish to bring a matter before the stockholders at next year’s Annual Meeting and you do not notify us before December 9, 2019, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the matter. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Results will be published in a current report on Form 8-K that we expect to file within four business days after the date of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF THREE CLASS III DIRECTORS

Nominees

Our Board of Directors currently has nine members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of L. Patrick Gage, Ph.D., Edward M. Kaye, M.D. and Wendell Wierenga, Ph.D., who will serve until the 2020 Annual Meeting of Stockholders;
•

Class II consists of Robert I. Blum, Robert M. Califf, M.D. and Sandford D. Smith, who will serve until the 2021 Annual Meeting of Stockholders and until their successors have been duly elected and qualified; and

•

Class III consists of Santo J. Costa, John T. Henderson, M.B., Ch.B. and B. Lynne Parshall, Esq., who will serve until the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Mr. Costa, Dr. Henderson and Ms. Parshall will stand for election as Class III directors at this Annual Meeting.

At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual Meeting of Stockholders following such election and until their successors have been duly elected and qualified or their earlier resignation of removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our three nominees named below, who are currently directors of the Company who were previously elected by the stockholders. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class III directors are:

•	Santo J. Costa,
•	John T. Henderson, M.B., Ch.B. and
•	B. Lynne Parshall, Esq.

Biographical information for each director can be found below in the Board of Directors section. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class III director will continue until our 2022 Annual Meeting of Stockholders and until a successor has been elected and qualified, or their earlier resignation of removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.  This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our director resignation policy, if any nominee for director in this election receives a greater number of votes “withheld” from such nominee than votes “for”, the nominee for director must tender his or her resignation for consideration by our Nominating and Governance Committee. The Nominating and Governance Committee shall consider all of the relevant facts and circumstances and recommend to our Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating and Governance Committee’s recommendation. Promptly following the Board of Director’s decision, we will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission and a press release. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS I AND II DIRECTORS RECOMMEND THAT

STOCKHOLDERS VOTE FOR THE CLASS III NOMINEES LISTED ABOVE.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the amendment and restatement of Company’s Amended and Restated 2004 Equity Incentive Plan (the “2004 EIP”), to increase the number of authorized shares of Common Stock reserved for issuance under the 2004 EIP by 4,100,000 shares. The Board of Directors has approved the amendment and restatement of the 2004 EIP subject to approval from our stockholders at the Annual Meeting.

The 2004 EIP was originally adopted by our Board of Directors in January 2004 and approved by our stockholders in February 2004. Our stockholders approved amendments to the 2004 EIP in May 2008, May 2009, May 2010, May 2011, May 2012, May 2015 and May 2017. As of February 28, 2019, a total of 11,637,190 shares of our Common Stock were authorized for issuance under the 2004 EIP.

The Board of Directors believes that this is an appropriate time to update the terms of the 2004 EIP to increase the total number of shares of our Common Stock reserved for issuance and to reflect updates to Section 162(m) of the Internal Revenue Code of 1986, as amended and it therefore approved an amendment and restatement of the 2004 EIP. In addition, our Board of Directors believes that the number of shares of our Common Stock that remain available for issuance under the 2004 EIP is insufficient to achieve the purposes of the plan over the term of the plan. Accordingly, the Board of Directors is now requesting that the stockholders approve the amendment and restatement of 2004 EIP, including an increase to the number of authorized shares of Common Stock reserved for issuance under the 2004 EIP of 4,100,000 shares. The Board of Directors has approved this increase to the authorized share reserve, subject to approval from our stockholders at the Annual Meeting. If this Proposal Two is not approved by our stockholders, the 2004 EIP will continue in accordance with its existing terms, and there will be no such increase to the number of shares of Common Stock reserved for issuance under the 2004 EIP or updated regarding Section 162(m).

Amendment to the Amended and Restated 2004 EIP

The following is a summary of the proposed amendment and restatement of the 2004 EIP. This summary is qualified in its entirety by reference to the actual text of the 2004 EIP and the proposed amendment and restatement thereto, which is appended to this Proxy Statement as Appendix A.

•

We propose to increase the number of authorized shares of our Common Stock reserved for issuance under the 2004 EIP by an additional 4,100,000 shares, from 11,637,190 shares as of February 28, 2019 to 15,737,190 shares, subject to stockholder approval of the amendment and restatement.

•

The 2004 EIP eliminates references to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and eliminates individual grant limits that applied under the 2004 EIP to awards that were intended to comply with the exemption for “performance-based compensation” under Code Section 162(m).

The Board of Directors believes that the approval of the amendment and restatement of the 2004 EIP is essential to our continued success. We believe that our employees are one of our most valuable assets and that the issuance of awards under the 2004 EIP is a critical factor in our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we operate. Such awards also are crucial to our ability to motivate our employees to achieve our goals. This Proposal Two is intended to provide sufficient shares to fund anticipated equity awards under the 2004 EIP until our 2021 Annual Meeting of Stockholders.

If approved, the number of authorized shares of Common Stock available for issuance under the 2004 EIP, as a percentage of the number of shares of our Common Stock issued and outstanding, would be consistent with those of our Peer Companies (as defined in the Compensation Discussion and Analysis section of this proxy statement). For our Peer Companies, this percentage ranges between 2.4% and 4.5% annually. For the past three years (2016 through 2018) we have granted an average of 3.6% annually of shares of our Common Stock then issued and outstanding.

The Board of Directors believes that our ability to issue awards to our employees under the 2004 EIP at a level that is competitive with our Peer Companies is critical to our ability to succeed.

2004 EIP Outstanding Awards and Available Shares

As of February 28, 2019, a total of 7,448,319 shares of our Common Stock were subject to outstanding stock options awarded under the 2004 EIP with a weighted average exercise price of $8.43 per share and a weighted average remaining term of 2.9 years. No stock option awards were granted under the 2004 EIP in which the exercise price for the underlying shares was less than the fair market value of such shares on the date of grant. As of February 28, 2019, there were 887,150 unvested restricted stock units outstanding and 704,309 shares available for grant.

Summary of the Amended and Restated 2004 EIP

The principal features of the 2004 EIP, subject to stockholder approval are summarized below. This summary is qualified in its entirety by reference to the 2004 EIP, attached as Appendix A.

The 2004 EIP provides for the grant of the following types of incentive awards: (i) stock options, including incentive stock options and nonstatutory stock options, (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units, (v) performance shares, and (vi) performance units. Each of these is referred to as an “Award.”

Eligibility. Under the 2004 EIP, eligible individuals include employees and consultants who provide services to us as well as members of our Board of Directors. As of February 28, 2019, each of our approximately 135 employees and our 8 non-employee directors as well as our current consultants, are eligible for Awards under the 2004 EIP.

Number of Shares of Stock Available Under the 2004 EIP. The maximum aggregate number of shares that may be issued under the 2004 EIP, after giving effect to the addition of shares proposed to be added under this Proposal Three, is 15,737,190 shares. During the term of the 2004 EIP, we will reserve and keep available shares of our Common Stock to satisfy the requirements of the 2004 EIP.

Fungible Ratio. Shares of stock subject to Awards that are not options or SARs (called “Full Value Awards”) count against the share reserve as 1.17 shares for every one share subject to such an Award, and if shares subject to such Full Value Awards are forfeited or repurchased by us and would otherwise return to the 2004 EIP, then 1.17 times the number of shares so forfeited or repurchased will become available for future issuance under the 2004 EIP.

Return of Shares Subject to an Option or SAR. Shares that have actually been issued under the 2004 EIP under any Award, including an option, will not be returned to the 2004 EIP and will not become available for future issuance under the 2004 EIP. Upon exercise of a SAR settled in shares, the gross number of shares covered by the portion of the SAR so exercised will cease to be available under the 2004 EIP. If the exercise price of an option is paid by a tender to us of shares owned by the participant, the number of shares available for issuance under the 2004 EIP will be reduced by the gross number of shares for which the option is exercised. Shares used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the 2004 EIP. If an Award that is an option or SAR expires or becomes unexercisable without having been exercised in full, the unpurchased shares which were subject to the Award will become available for future grant or sale under the 2004 EIP.

Return of Shares or Units Subject to Full Value Awards. With respect to Full Value Awards, if shares are repurchased or reacquired by us or units are forfeited by the participant due to failure to vest, the repurchased shares or forfeited units which were subject to the Award will become available for future grant or sale under the 2004 EIP. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the 2004 EIP.

Maximum Shares Issuable under Incentive Stock Options. The maximum number of shares that may be issued upon the exercise of incentive stock options under the 2004 EIP will be 15,737,190.

If we declare a stock dividend or engage in a reorganization or other change in our capital structure, including in connection with a merger, the Administrator (as defined below) will make appropriate adjustments under the 2004 EIP with respect to (i) the number and class of shares available for issuance, (ii) the number, class and price of shares subject to outstanding Awards, (iii) the maximum number of shares issuable, and (iv) the specified per-person limits on Awards to reflect the change. As of March 26, 2019, the closing price of a share of our Common Stock as reported on the Nasdaq Capital Market was $8.67.

Administration of the 2004 EIP. The Board of Directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board of Directors (referred to as the “Administrator”), will administer the 2004 EIP. The Board of Directors has delegated administration of the 2004 EIP to the Compensation and Talent Committee of the Board of Directors.

Subject to the terms of the 2004 EIP, the Administrator has broad authority to administer, interpret and construe the 2004 EIP and Awards granted under the 2004 EIP. The Administrator, may, among other things, determine the employees, consultants, and directors who will receive Awards, the numbers and types of Awards to be granted and the terms and conditions of Awards, including the relevant vesting conditions, and in the case of stock options and SARs, the periods of their exercisability. The Administrator may also amend outstanding awards.

The Administrator may, with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash; (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator; and/or (iii) the exercise price of an outstanding Award could be reduced. However, subject to certain mandatory adjustment provisions set forth in the 2004 EIP (and described above), the Administrator cannot amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award, without stockholder approval.

All decisions, determinations and interpretations made by the Administrator will be final and binding on all participants and any other holders of Awards.

Options and Stock Appreciation Rights. The Administrator may grant nonstatutory stock options, incentive stock options and SARs under the 2004 EIP. The Administrator determines the number of shares subject to each option or SAR. The aggregate fair market value, determined at the time of grant, of shares of stock with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options.

The exercise price of options and SARs granted under the 2004 EIP will be no less than the fair market value of our Common Stock on the date of grant, except that the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock will be at least 110% of the fair market value of the stock on the grant date.

The term of each option or SAR will be set forth in the Award agreement and may not exceed ten years, except that the term of an incentive stock option granted to a participant who owns more than 10% of the total voting power of all classes of our outstanding stock may not exceed five years.

After a participant terminates service with us, the participant may exercise the vested portion of his or her option or SAR for the period of time stated in the Award Agreement (not to exceed the original term of the Award). If no such period of time is stated in the participant’s Award Agreement, the participant (or, if applicable, the participant’s estate) generally may exercise the option or SAR for (i) three months following the participant’s termination for reasons other than death or disability, and (ii) twelve months following the participant’s termination due to death or disability.

The Administrator determines the form of payment it will accept when a participant exercises an option or SAR, which may include (i) cash, (ii) check, (iii) other shares of stock (provided that such shares have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option or SAR will be exercised and that the acceptance of such shares, as determined by the Administrator, will not result in adverse accounting consequences to the Company), (iv) consideration received by us under a cashless exercise program implemented by us, (v) other consideration and methods of payment permitted by applicable laws, or (vi) any combination of the foregoing methods of payment.

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option or SAR shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the shares covered thereby are fully paid and issued to him. In no case shall an individual holding an Option receive cash or dividend payments or distributions or dividend equivalents attributable to unvested Shares underlying an Option.

Restricted Stock. An Award of restricted stock is an issuance of shares of our Common Stock, subject to restrictions that lapse (or vest) based upon the satisfaction of the applicable terms and conditions (including vesting) established by the Administrator in its sole discretion. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with us for any reason, including death or disability. On the date set forth in the Award agreement, all unvested restricted stock will be forfeited to us. Any dividends declared with respect to shares of our Common Stock subject to an Award of restricted stock shall be paid to participants only after the underlying restricted stock has vested or has been earned and not during the performance or service vesting period.

Restricted Stock Units. An Award of restricted stock unit represents the right, subject to certain terms and conditions, to be issued one share of stock for each unit that vests or otherwise satisfies applicable performance conditions. Each Award of restricted stock units will be evidenced by an Award agreement that will set forth the terms and conditions of the Award. The Administrator may establish service-based or other vesting criteria (including performance-based vesting criteria) in its discretion, which, depending on the extent to which such criteria are met, will determine the number of restricted stock units to be paid to participants. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of the restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such restricted stock units. Vested restricted stock units will be settled in shares of our Common Stock as soon as administratively practicable following the date on which such restricted stock units vest. On the date set forth in the Award agreement, all unvested restricted stock units will be forfeited to us. No dividends or dividend equivalent rights will be paid to participants unless and until the underlying Award of restricted stock unit has vested.

Performance Shares and Performance Units. Performance shares and performance units are Awards under which the release of shares or vesting of units requires the achievement of performance goals or objectives or other conditions established by the Administrator. The Administrator will determine the number of performance shares or performance units to be granted to a participant. Each Award of performance units or performance shares will be evidenced by an Award agreement and will specify the performance period and such other terms and conditions as determined by the Administrator, including the rate at which the shares or units will vest. After the applicable performance period has ended, any performance shares or performance units earned or vested will be paid, in the Administrator’s sole discretion, in the form of cash, shares of our Common Stock, or in a combination thereof. The extent to which the performance objectives are met will determine the number and/or the value of performance units and performance shares to be paid out to participants, however, the Administrator may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share, in its sole discretion. On the date set forth in the Award agreement, all unearned or unvested performance units and performance shares will be forfeited to us. No cash dividends or distributions declared with respect to shares of our Common Stock subject to the performance shares or performance units shall be paid to any participant unless and until the participant vests in such underlying performance shares or performance units. Any stock dividends declared on shares of our Common Stock that are subject to a performance share or performance unit will be subject to the same restrictions and will vest at the same time as the performance shares and performance units from which said dividends were derived. All unvested dividends will be forfeited by the participants to the extent their underlying performance shares or performance units are forfeited.

Under the 2004 EIP, Awards may be subject to one or more of the following performance goals, either alone or in combination (collectively, the “Performance Goals”): (a) cash position, (b) clinical progression, (c) collaboration arrangements, (d) collaboration progression, (e) earnings per share, (f) a financing event, (g) net income, (h) operating cash flow, (i) market share, (j) operating expenses, (k) operating income, (l) product approval, (m) product revenues, (n) profit after tax, (o) projects in development, (p) regulatory filings, (q) return on assets, (r) return on equity, (s) revenue growth, (t) total stockholder return, (u) implementation of, progression in or completion of projects or processes (including, without limitation, progress in research or development programs, progress in regulatory or compliance initiatives, clinical trial initiation, clinical trial enrollment, clinical trial results, new or supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, product supply and systems development and implementation), (v) completion of a joint venture or other corporate transaction, (w) employee retention, (x) budget management and (y) any other measures of performance selected by the Board of Directors. Any Performance Goals may be used to measure the performance of the Company as a whole, a business or divisional unit of the Company, or with respect to an individual participant’s performance. In addition, Performance Goals may be measured relative to a peer group or index or to another Performance Goal, and the Performance Goals may differ from one participant to the next and from one Award to the next.

The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis of the Company’s annual report.

Transferability of Awards. Awards are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. The Administrator, however, may make an Award transferable to certain family members, trusts or related business entities of the participant, or to organizations as charitable donations.

Change in Control. In the event of a change in control of the Company (as defined in the 2004 EIP and described below), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Award, then: (i) the participant will fully vest in, and have the right to exercise, all of his or her time-based outstanding options and SARs, including shares as to which such Awards would not otherwise be vested or exercisable; (ii) all time-based restrictions on restricted stock will lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or SAR is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or SAR will be fully vested and exercisable for a period of time prior to the change in control determined by the Administrator in its sole discretion, and the option or SAR will terminate upon the expiration of such period.

With respect to Awards granted to a non-employee director of the Company that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then: (i) the participant will fully vest in, and have the right to exercise, his or her options and SARs as to all of the shares subject to the Award; (ii) all restrictions on restricted stock shall lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For purposes of the 2004 EIP, a change in control generally means the occurrence of any of the following events: (i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of our then outstanding voting securities; (ii) consummation of the sale or disposition by us of all or substantially all of our assets; (iii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the 2004 EIP); or (iv) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Amendment and Termination of the 2004 EIP. The Administrator has the authority to amend, alter, suspend or terminate the 2004 EIP at any time, except that stockholder approval will be required for any amendment to the 2004 EIP to the extent required by applicable laws. No amendment, alteration, suspension or termination of the 2004 EIP will impair the rights of any participant without his or her consent. The 2004 EIP will terminate on February 6, 2029 unless the Administrator terminates it earlier.

New Plan Benefits

Awards that an employee, director or consultant may receive under the 2004 EIP are granted in the Administrator’s discretion and are not subject to set benefits or amounts, and we have not approved any Awards that are conditioned on stockholder approval of the 2004 EIP. Therefore, we cannot currently determine the benefits, amounts or number of shares subject to Awards that may be granted in the future to our executive officers and other employees, directors or consultants under the 2004 EIP.

For information on the number of shares subject to awards granted under the 2004 EIP during 2018 for our Named Executive Officers, see the “Grants of Plan Based Awards Table in 2018” later in this proxy statement. The total number of shares subject to awards granted in fiscal 2018 under the 2004 EIP was 2,270,547.

Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the 2004 EIP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an Award or the disposition of shares of stock acquired under the 2004 EIP. The 2004 EIP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by us. Any gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the participant’s alternative minimum tax at exercise, if any, in which case the amount of tax is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock or performance shares are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect, under Section 83(b) of the Code, to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Restricted Stock Units and Performance Units. A participant generally will not have taxable income at the time restricted stock units or performance units are granted. Instead, he or she will recognize ordinary income upon distribution of shares with respect to a restricted stock unit in an amount equal to the fair market value of those shares. Any gain or loss recognized upon any other disposition of the shares would be capital gain or loss.

Section  409A. If an Award is subject to and fails to satisfy the requirements of Section 409A of the Code the participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax).

Tax Effect for the Company; Section 162(m).  We generally will be entitled to a tax deduction in connection with an Award under the 2004 EIP in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon exercise of a nonstatutory stock option), provided that we satisfy certain tax withholding requirements applicable to such income.

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2004 EIP. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors Recommendation

The approval of the amendment to the 2004 EIP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The proposed amendment and restatement of the 2004 EIP will not become effective if our stockholders do not vote FOR its approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN (THE “2004 EIP”) TO INCREASE THE NUMBER OF AUTHORIZED SHARES RESERVED FOR ISSUANCE UNDER THE 2004 EIP BY 4,100,000 SHARES.

PROPOSAL THREE

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2019

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2019, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.

Representatives of Ernst & Young LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Ernst & Young LLP has served as our independent registered public accounting firm since March 21, 2018.

Independent Registered Public Accounting Firm Services and Fees

Current Principal Accountant Fees and Services

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2018.  The following table represents the aggregate fees billed to us by Ernst and Young LLP in 2018.

	Years Ended December 31,
	2018	2017
Audit Fees	$810,500	$—
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—
	$810,500	$—

Audit Fees were for the audit of our 2018 financial statements, Sarbanes-Oxley Act compliance and the interim review of our financial statements as well as services provided in connection with the issuance of consents for SEC filings. The Audit Committee pre-approved all services provided by Ernst & Young LLP and determined that the provision of services was compatible with maintaining auditor independence.

Former Principal Accountant Fees and Services

On March 21, 2018, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. The report of PricewaterhouseCoopers LLP on our financial statements for the year ended December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. There were (i) no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on our financial statements, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the year ended December 31, 2017. The following table represents the aggregate fees billed to us by PricewaterhouseCoopers LLP in 2017 and in 2018:

	Years Ended December 31,
	2018	2017
Audit Fees	$566,241	$1,169,251
Audit-Related Fees	—	166,707
Tax Fees	—	—
Other Fees	—	1,800
	$566,241	$1,337,758

Audit Fees were for the audit of our 2017 and 2016 financial statements, Sarbanes-Oxley Act compliance and the interim review of our financial statements as well as services provided in connection with the issuance of comfort letters, consents for SEC filings and auditor transition fees. Audit-Related Fees in 2017 related to consultation on strategic alliance activities. Other Fees in 2017 consist of the cost of our subscription to an accounting research tool provided. The Audit Committee pre-approved all services provided by PricewaterhouseCoopers LLP and determined that the provision of services was compatible with maintaining auditor independence.

Pre-Approval Policies and Procedures

The Audit Committee has a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT

COMMITTEE OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking our stockholders’ approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables, set forth in this proxy statement).

Our Compensation and Talent Committee designs and administers our executive compensation program to provide competitive and internally-equitable compensation and benefits that reflect Company performance, job complexity, and strategic value of the position while seeking to ensure individual long-term retention and motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our executives has helped us retain a team capable of managing and enabling us to advance our research and development programs and our other corporate objectives.

We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” of this proxy statement for additional details on our executive compensation program, including our compensation philosophy and objectives, as well as the reasons and processes for how our Compensation and Talent Committee determined the structure and amounts compensation of our Named Executive Officers for 2018.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement, commonly referred to as a “say on pay” vote. This vote is not intended to address any specific item of compensation, but rather the overall 2018 compensation of our Named Executive Officers (including the philosophy, policies and practices for setting such compensation) described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the proxy statement.”

Vote Required

Adoption of this resolution will require the affirmative vote of the majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The results of this advisory vote are not binding upon us. However, the Compensation and Talent Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for Named Executive Officers. The next scheduled “say on pay” vote will be at our 2020 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 15, 2019 certain information with respect to the beneficial ownership of Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by us to be the beneficial owner of more than 5% of our voting securities;
•	each director and each nominee for director to the Company;
•	each of the executive officers named in the Summary Compensation Table appearing herein; and
•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 54,723,022 shares of Common Stock outstanding as of February 15, 2019, adjusted as required by the rules promulgated by the SEC. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of the Company.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock Outstanding
5% Stockholders:
Entities affiliated with BlackRock, Inc.(1)	8,726,571	15.9%
55 East 52nd Street New York, NY 10055
Entities affiliated with BVF Partners L.P.(2)	4,150,639	7.6%
1 Sansome Street, 30th Floor San Francisco, California 94104
Eastern Capital Limited.(3)	3,607,529	6.6%
10 Market Street, #773 Grand Cayman KY1-9006, Cayman Islands
Entities affiliated with The Vanguard Group(4)	3,601,912	6.6%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355
Named Executive Officers:
Robert I. Blum(5)	1,307,597	2.3%
David W. Cragg(6)	234,474	*
Ching Jaw(7)	63,645	*
Fady I. Malik, M.D., Ph.D.(8)	507,501	*
Non-Employee Directors:
Robert M. Califf, M.D.(9)	32,287	*
Santo J. Costa(9)	96,664	*
L. Patrick Gage, Ph.D.(10)	245,954	*
John T. Henderson, M.B., Ch.B.(11)	206,729	*
Edward Kaye, M.D.(9)	97,658	*
B. Lynne Parshall, Esq.(9)	133,341	*
Sandford D. Smith(9)	144,319	*
Wendell Wierenga, Ph.D.(9)	139,741	*
All directors and executive officers as a group (13 persons)	3,296,693	5.7%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.
(1)	Based on a Schedule 13G/A filed with the SEC on January 24, 2019.
(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2019.
(3)	Based on a Schedule 13G filed with the SEC on February 13, 2015.
(4)	Based on a Schedule 13G/A filed with SEC on February 11, 2019.
(5)

Represents: (a) 148,022 shares of Common Stock held by Mr. Blum; (b) 2,083 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 2,083 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 1,155,409 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 15, 2019. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the trusts.

(6)	Represents 20,000 shares of Common Stock held by Mr. Cragg and 43,645 shares of Common Stock underlying options granted to Mr. Cragg that are exercisable within 60 days of February 15, 2019.
(7)	Represents 20,000 shares of Common Stock held by Mr. Jaw and 43,645 shares of Common Stock underlying options granted to Mr. Jaw that are exercisable within 60 days of February 15, 2019.
(8)	Represents 84,067 shares of Common Stock held by Dr. Malik; and (b) 423,434 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 15, 2019.
(9)	Consisting of shares exercisable within 60 days of February 15, 2019.

(10)

Represents (a) 30,000 shares of Common Stock held by Dr. Gage; (b) 1,850 shares held by Dr. Gage’s spouse; and (c) 214,104 shares of Common Stock underlying options granted to Dr. Gage that are exercisable within 60 days of February 15, 2019.

(11)

Represents (a) 250 shares of Common Stock held by Dr. Henderson; (b) 83 shares held by Dr. Henderson’s spouse; and (c) 206,396 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 15, 2019. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

BOARD OF DIRECTORS

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to us. The primary functions of our Board of Directors are to:

•	Review and approve our strategic direction and annual operating plan and monitor our performance;
•	Evaluate the President and Chief Executive Officer;
•	Review management performance and compensation;
•	Review management succession planning;
•	Advise and counsel management;
•	Monitor and manage potential conflicts of interests of management, board members and stockholders;
•	Oversee the integrity of financial information; and
•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial strategies, legal and regulatory compliance and compensation and retention practices.

The following table sets forth in alphabetical order the names of each member of our Board of Directors, their age, position, director class and committee membership at March 26, 2019.

Director	Age	Position/Class	Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee	Science and Technology Committee
Robert I. Blum	55	CEO, Class II
Robert M. Califf, M.D.	67	Class II				✓
Santo J. Costa	73	Class III		Chair	✓
L. Patrick Gage, Ph.D.	76	Chair, Class I		✓	Chair	✓
John T. Henderson, M.B., Ch.B.	74	Class III	✓		✓	✓
Edward M. Kaye, M.D.	70	Class I	✓			✓
B. Lynne Parshall, Esq.	65	Class III	Chair		✓
Sandford D. Smith	72	Class II	✓	✓
Wendell Wierenga, Ph.D.	71	Class I		✓		Chair

Director Skills, Experience and Background

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc. since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum has served as Chairman of the Board of Gamida Cell since September 2018. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

Robert M. Califf, M.D. has served as a member of our Board of Directors since February 2018. Dr. Califf is the Vice Chancellor for Health Data Science at Duke Health and Director of the Duke University Center for Health Data Science. He also serves as an advisor to the senior management team at Verily Life Sciences, a subsidiary of Alphabet, Inc. (parent company to Google) and was appointed an adjunct professor of medicine at Stanford University. Dr. Califf served as Commissioner of the United States Food and Drug Administration (FDA) between February 2016 and January 2017, and as Deputy Commissioner of the FDA’s Office of Medical Products and Tobacco from January 2015 until his appointment as FDA Commissioner. Prior to joining the FDA, Dr. Califf was Professor of Medicine and Vice Chancellor for Clinical and Translational Research at Duke University. He also served as Director of the Duke Translational Medicine Institute and founding Director of the Duke Clinical Research Institute. Dr. Califf is a member of the National Academy of Medicine (NAM) and has served on various committees for the NAM. He has also served on the Board of Scientific Counselors for the National Library of Medicine, as well as on advisory committees for the National Cancer Institute, the National Heart, Lung, and Blood Institute, the National Institute of Environmental Health Sciences and the Council of the National Institute on Aging. Dr. Califf held leadership positions and board appointments for biopharmaceutical companies including Portola Pharmaceuticals, Inc., Proventus and Nitrox, LLC. Dr. Califf received his medical degree from the Duke University School of Medicine in Durham, NC and completed his residency in internal medicine at the University of California, San Francisco and a fellowship in cardiology at Duke University.

Dr. Califf brings to our Board of Directors extensive experience in biopharmaceutical research and development, including relevant clinical and regulatory and expertise. He also has extensive experience as a public company board member and public policy.

Santo J. Costa has served as a member of our Board of Directors since 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals, Inc. Mr. Costa has served as Chairman of the Board of Alchemia Limited, a biopharmaceutical company, from March 2014 to June 2015. He served on the Board of Directors of Magor Corporation, formerly Biovest Corp. I, from March 2010 until March 2013. He served as Chairman of the Board of LaboPharm, Inc. from 2006 to 2011 and a director of OSI Pharmaceuticals from 2006 to 2010, as well as serving as a director at other private companies. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

L. Patrick Gage, Ph.D. has served as a member of our Board of Directors since 2009 and as Chairman of the Board of Directors since 2010. Dr. Gage serves as a consultant to the biopharmaceutical industry, including serving as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology for American Home Products, parent company of Wyeth Research. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage held various positions in research management with Hoffmann-La Roche Inc., most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage has served as the Chairman of the Board of Directors of Tetraphase Pharmaceuticals since April 2013. Dr. Gage earned a bachelor’s degree in Physics from the Massachusetts Institute of Technology and a Ph.D. in Biophysics from the University of Chicago.

Dr. Gage brings to our Board of Directors extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries and in strategies for bringing breakthrough medicines to approval and commercialization.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since 2009. Since 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, since 2004, and has served as the Chairman of Myriad’s Board of Directors since 2005. He served on the Board of Directors of Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) from June 2009 until January 2013. Dr. Henderson earned his bachelor of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

Edward M. Kaye, M.D., has served as a member of our Board of Directors since May 2016. Dr. Kaye has served as the Chief Executive Officer of Stoke Therapeutics since 2017. Previously, he served as the Chief Executive Officer of Sarepta, as well as the Chief Medical Officer, from 2011 to 2017. Prior to joining Sarepta, Dr. Kaye was employed by Genzyme Corporation for ten years, holding various senior management positions, the most recent of which was Group Vice President of Clinical Development, in which he supervised clinical research in lysosomal storage disease programs and genetic neurological disorders. Previously, Dr. Kaye served as Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University of Pennsylvania School of Medicine. Dr. Kaye serves as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of medical journals. He is also a member of several scientific advisory boards, including United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne and Prize4Life. Dr. Kaye received his medical education and pediatric training at Loyola University Stritch School of Medicine and University Hospital, child neurology training at Boston City Hospital, Boston University, and completed his training as a neurochemical research fellow at Bedford VA Hospital, Boston University.

Dr. Kaye brings to our Board of Directors extensive clinical research and development experience, particularly his expertise in rare neuromuscular diseases that is highly relevant as we advance our clinical programs in ALS and SMA into late-stage development.

B. Lynne Parshall, Esq. has served as a member of our Board of Directors since February 2013. Ms. Parshall currently serves on the Board of Directors and as the Senior Strategic Advisor of Ionis Pharmaceuticals, Inc. She has held various positions of increasing responsibilities at Ionis since 1991. Prior to joining Ionis, Ms. Parshall was a partner at the law firm of Cooley LLP. From July 2005 to August 2009, Ms. Parshall also served as a member of the Board of Directors of Cardiodynamics International Corporation. Ms. Parshall has served as a member of the Board of Directors of Regulus Therapeutics Inc. since January 2009. She is a member of the Licensing Executives Society and a member of the American, California, and San Diego bar associations. Ms. Parshall holds a J.D. from Stanford Law School and a B.A. from Harvard University.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

Sandford D. Smith has served as a member of our Board of Directors since March 2012. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer, and a member of the Board of Directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith has served on the Board of Directors of Akcea Therapeutics since March 2017, Neuralstem, Inc. since May 2014, and the Board of Directors of Arpicus Biosciences, Inc. since August 2014. He served on the Board of Directors of Novelion Therapeutics from November 2016 to March 2017, Aegerion Pharmaceuticals, Inc. from January 2012 to November 2016, and on the Board of Directors of NVenta Biopharmaceuticals Corporation from 2007 to 2009. Mr. Smith earned a B.S. from the University of Denver.

Mr. Smith brings to our Board of Directors broad experience in matters relating to the launch and commercialization of new drugs in a wide range of therapeutic areas, and in particular drugs targeting rare disease indications. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. From June 2011 to January 2014, Dr. Wierenga served as Executive Vice President, Research and Development, at Santarus, Inc., which was acquired by Salix Inc., which was subsequently acquired by Valeant Pharmaceuticals International, Inc. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.) Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of XenoPort, Inc. from 2001 to August 2016, the Board of Directors of Ocera Therapeutics, Inc. since December 2013, the Board of Directors of Apricus Biosciences, Inc. and Concert Pharmaceuticals, Inc. since March 2014 and on the Board of Directors of Anacor Pharmaceuticals, Inc. from 2014 to July 2016. He also serves as the Chairman of the Board of Directors of a privately held pharmaceutical research and development company. Dr. Wierenga also served on the Board of Directors of Onyx Pharmaceuticals, Inc. from 1996 to 2013. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for us at a given time.

The Board believes that its current leadership structure, with Mr. Blum serving as Chief Executive Officer and Dr. Gage serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged on significant matters affecting us, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of our operations, while the Chairman has a greater focus on governance, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.

Board Role in Risk Oversight

The role of our Board of Directors is to oversee the President and Chief Executive Officer and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. Management routinely reports to the Board of Directors regarding any potential areas of significant risk. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us. The Board of Directors as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee and the Nominating and Governance Committee.

The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation and Talent Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation and Talent Committee has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation and Talent Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of Board of Directors, the structure and function of Board committees, and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

Independence of Directors

Each of our directors is independent as defined under the Nasdaq listing standards, except for Robert I. Blum, our President and Chief Executive Officer, who is not independent by virtue of his employment with the Company.

There is no family relationship between any director and executive officer of the Company.

Board of Directors Meetings and Committees

Our Board of Directors held five meetings during the fiscal year ended December 31, 2018. Each of the directors serving during fiscal year 2018 attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. All our directors attended the 2018 Annual Meeting of Stockholders.

The Board of Directors has a standing Audit Committee, a Compensation and Talent Committee, a Nominating and Governance Committee and a Science and Technology Committee and established written charters for each of these committee. All members of these committees are independent as currently defined by Nasdaq listing standards. Charters for these committees are on our website cytokinetics.com. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

Audit Committee. The Audit Committee consists of directors Ms. Parshall, Dr. Kaye, Dr. Henderson and Mr. Smith. All members of the Audit Committee are independent (as independence is currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors determined that Ms. Parshall is an “audit committee financial expert” as defined in the SEC rules, based on her experience as a Chief Operating Officer of a life science company and the other experience included in her biography above.

The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.

The Audit Committee held ten meetings during fiscal year 2018.

Compensation and Talent Committee. The Compensation and Talent Committee consists of directors Mr. Costa, Dr. Gage, Mr. Smith and Dr. Wierenga. All members of the Compensation and Talent Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards) and Rule 5605(d)(2), as applied to compensation committee members.

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of our executive officers and administers our stock plans and employee benefit plans. The Compensation and Talent Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option and stock award grants to employees above the senior director level, including our executive officers, are approved by the Compensation and Talent Committee. In addition, the

Compensation and Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process. The Compensation and Talent Committee may engage the services of third-party professional executive compensation consulting firms to assist in benchmarking data from competitive peer group companies.

The Compensation and Talent Committee has delegated to Robert I. Blum, as President and Chief Executive Officer, the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level. Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee held six meetings during fiscal year 2018.

Nominating and Governance Committee. The Nominating and Governance Committee consists of directors Mr. Costa, Dr. Gage, Dr. Henderson, and Ms. Parshall. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards).

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends approved candidates to the Board of Directors for appointment or re-nomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate. The Nominating and Governance Committee has not established minimum qualifications for proposed director nominees.

The Nominating and Governance Committee has used and may use in the future search firms to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held two meetings during fiscal year 2018.

To date, the Nominating and Governance Committee has not established a policy for considering candidates for director nominated by our stockholders, and will consider director candidates nominated by stockholders on a case-by-case basis, as appropriate. Because those candidates will receive substantially the same consideration that candidates recommended by members of the Board of Directors receive, the Board of Directors believes that it is appropriate for us to not have a formal policy for considering such candidates at this time. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

Science and Technology Committee. The Science and Technology Committee consists of directors Dr. Califf, Dr. Gage, Dr. Henderson, Dr. Kaye and Dr. Wierenga.

The Science and Technology Committee provides guidance to management and the Board of Directors on emerging trends in healthcare, discovery research and clinical development, and reviews and advises management and the Board of Directors on the overall strategic direction and investment in our research, development and technology programs. The Science and Technology Committee regularly reviews research programs and progress against goals, assesses the capabilities of key scientific and medical personnel and the depth and breadth of the scientific resources available to us, as well as reviewing and advising on regulatory strategy.

The Science and Technology Committee held four meetings during fiscal year 2018.

Communicating with the Board of Directors.

We do not have a formal policy regarding stockholder communication with the Board of Directors. Our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, California 94080

or by email to: investor@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance if the communication: (i) is not offensive, (ii) is legible in form and reasonably understandable in content, and (iii) is not merely related to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE OFFICERS

The following table sets forth the names of our executive officers and their ages and positions with us as of March 26, 2019:

Name	Age	Position
Robert I. Blum	55	President and Chief Executive Officer
David W. Cragg	63	Chief Human Resources and Administration Officer
Ching Jaw	56	Senior Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	54	Executive Vice President, Research and Development
Mark A. Schlossberg, Esq.	58	Senior Vice President, Legal and General Counsel

Executive Skills, Experience and Background

Robert I. Blum’s biography is set forth under “Board of Directors” above.

David W. Cragg has served as our Chief Human Resources and Administration Officer since February 2019.  Mr. Cragg served as our Senior Vice President, Human Resources from July 2009 through February 2019 and as our Vice President of Human Resources from February 2005 through June 2009. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an Internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

Ching Jaw has served as our Senior Vice President and Chief Financial Officer since June 2017.  He was Chief Financial Officer of North America Pharmaceuticals and as Chair of the North America Regional Finance Council at Sanofi, a pharmaceutical company, from 2015 to 2017. From 2012 to 2015, Mr. Jaw was Chief Financial Officer for Ventana Medical Systems, a member of the Roche Group, a pharmaceutical company. Between 2001 and 2012, he held a wide variety of finance positions with Genentech Inc., now part of the Roche Group, including Chief Financial Officer of Roche in Taiwan and as Head of R&D Finance at Genentech. Mr. Jaw holds a Bachelor of Science degree in Naval Architecture from National Taiwan University, a Master of Science in Aerospace Engineering from the University of Michigan, and an M.B.A. in Finance and General Management from the University of Chicago Graduate School of Business.

Fady I. Malik, M.D., Ph.D., has served as our Executive Vice President of Research and Development since November 2015. Dr. Malik served as our Senior Vice President of Research and Development from August 2014 to November 2015. Dr. Malik served as our Senior Vice President of Research and Early Development from June 2012 to August 2014. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles, including Vice President, Biology from March 2008 to June 2012, all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently a Clinical Professor and an Attending Interventional Cardiologist at the San Francisco Veterans Administration Medical Center. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.

Mark A. Schlossberg, Esq., has served as our Senior Vice President, Legal and General Counsel since January 2019. From May 2011 to May 2018, he served as Senior Vice President, General Counsel and Corporate Secretary of Impax Laboratories Inc (now Amneal Pharmaceuticals, Inc.). From September 2004 to May 2011, Mr. Schlossberg served as Vice President and Associate General Counsel of Amgen Inc. Prior to joining Amgen, he held legal and business positions at Medtronic, Inc., and legal positions at Diageo plc, RJR Nabisco, Inc. and Mudge Rose Guthrie

Alexander & Ferdon. From September 2015 until August 2017, Mr. Schlossberg served on the board of directors of Immunocellular Therapeutics Ltd., a publicly traded clinical-stage company focused on the development of immune-based therapies for the treatment of brain and other cancers. Mr. Schlossberg earned a Bachelor of Sciences in business administration, finance from the University of Southern California and a Juris Doctor degree from Emory University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2018 for the following individuals, who we refer to as our Named Executive Officers:

Name	Position
Robert I. Blum	President and Chief Executive Officer
David W. Cragg	Chief Human Resources and Administration Officer
Ching Jaw	Senior Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	Executive Vice President, Research and Development

Mr. Blum is our Principal Executive Officer, Mr. Jaw is our Principal Financial Officer.

Overview of Compensation Program

We design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2018 executive compensation program include:

•	We provided merit salary increases in the range of 2% to 3% to our Named Executive Officers in 2018 and granted merit salary increases to other employees in 2018 consistent with our past practices.
•

We provided an annual discretionary bonus designed to reward individuals for achieving corporate goals and, except for our President and Chief Executive Officer (our “CEO”), individual goals in their functional area.

•	Our Named Executive Officers were granted stock options and equity awards in recognition of their performance in 2018.

At our 2018 Annual Meeting of Stockholders, approximately 84% of the shares voted were cast in favor of our executive compensation for 2017. The Compensation and Talent Committee of the Board of Directors (the “Committee”) believes that this vote affirms our stockholders’ support for our compensation practices. After considering the outcome of the advisory vote, the Committee made no significant changes to the executive compensation program for 2018. We expect to hold our advisory vote on executive compensation each year.

Compensation Philosophy and Objectives

The Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions by providing our executives compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies and the broader marketplace from which we recruit and compete for talent. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, discretionary cash bonus, equity awards, broad-based employee benefits with limited prerequisites, and severance benefits upon a loss of position in connection with a change in control.

In determining the amount and form of these compensation elements, the Committee considers a number of factors, including:

•	compensation levels paid to similarly situated executives by our Peer Companies (as defined below), to attract and retain executives in a competitive market for talent;
•

corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and company-wide strategic initiatives, to focus executives on achieving our business objectives;

•	the experiences and knowledge of our executives;
•

internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of that executive’s role as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•

broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business, such as the relatively high cost of living and competitive life science marketplace in the Bay Area; and

•	the potential dilutive effect of equity awards on our stockholders.

Role of the Committee

The Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of its responsibilities, the Committee establishes and implements compensation decisions for our Named Executive Officers and evaluates the success of those decisions in supporting our compensation philosophy for our Named Executive Officers. The Committee reports its decisions regarding executive compensation matters to the Board of Directors.

As part of its deliberations, in any given year, the Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Committee also reviews information such as total compensation that may become payable in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current company-wide compensation levels and benchmarking data provided by the independent compensation consultant. The Committee also seeks input from Radford Surveys + Consulting, an Aon Hewitt Company (“Radford”), the Committee’s independent compensation consultant and our CEO.

Role of the Independent Compensation Consultant

The Committee retained Radford as its independent compensation consultant for compensation decisions in 2018. The Committee assessed Radford’s independence and concluded that no conflict of interest exists that would prevent Radford from independently advising the Committee. The Committee intends to continue to assess the independence of any of our compensation advisors, consistent with applicable Nasdaq listing standards.

While we pay for Radford’s services, the Compensation Committee has the authority to engage and terminate Radford’s services. Radford has no authority to make compensation decisions on behalf of the Committee or the Company. Radford may attend Committee meetings either in person or via conference call as deemed appropriate by the Committee Chair. Our management provides historical data, reviews reports for accuracy and interacts directly with Radford. The Compensation Committee, at its discretion, may also communicate and meet separately with Radford.

For 2018, Radford provided the following services to the Committee:

•	reviewed and provided recommendations on the composition of our 2018 Peer Companies;
•	provided compensation data related to executives at our 2018 Peer Companies based on data from SEC filings and Radford’s Life Science Survey;
•	conducted a competitive review of the compensation of our Named Executive Officers, including advising on the design and structure of our equity incentive compensation program;
•

conducted a detailed assessment of our 2018 Peer Companies board of directors’ compensation practices and developed a summary report of findings and recommendations, including advising on the design and structure of our equity incentive compensation program; and

•	prepared an analysis of our share usage under the 2004 EIP in comparison to our 2018 Peer Companies based on data from SEC filings.

Radford did not provide any other executive compensation services to us in 2018. We separately engaged Radford to provide our management with survey data and advice regarding compensation and equity awards for our broader employee base. The fee for this engagement in 2018 was less than $20,000. The Committee determined that these services did not constitute a conflict of interest or prevent Radford from objectively performing its work for the Committee.

Role of Executive Officers in Compensation Decisions

For compensation decisions in 2018, our CEO aided the Committee by providing recommendations regarding the compensation of the Named Executive Officers other than himself. Each of those Named Executive Officer participated in an annual performance review with our CEO or their direct manager to provide input about his or her contributions to our goals and objectives for 2018. Our CEO participated in a review process, with respect to his own performance, with a representative from the Board of Directors and Committee member. The Committee assessed the recommendations of our CEO (and, with respect to our CEO, the recommendations of the Board of Directors’ representative) in the context of each Named Executive Officer’s performance. No Named Executive Officer participated directly in the Committee’s final determinations regarding the amount of any component of his or her 2018 compensation.

Our Human Resources, Finance and Legal departments work with our CEO to design and develop compensation programs for our Named Executive Officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare peer data comparisons and other Committee briefing materials and ultimately to implement the Committee’s decisions. Our Senior Vice President, Human Resources and our CEO meet separately with Radford to convey information on proposals that management may make to the Committee, as well as to assist Radford in collecting information about us to perform its duties for the Committee.

Benchmarking

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. The Committee engaged Radford to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry (the “Peer Companies). The Committee, in consultation with Radford, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market. Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, year of initial public offering, employee headcount, research and development expenditures, cash reserves and revenue.

In late 2017, The Committee approved the following Peer Companies for use in making compensation decisions in 2018:

• Acceleron Pharma	• Esperion Therapeutics
• Achaogen	• Five Prime Therapeutics
• Akebia Therapeutics	• Geron Corporation
• Ardelyx	• Karyopharm Therapeutics
• Atara Biotherapeutics	• Myokardia
• BioCryst Pharmaceuticals	• Omeros Corporation
• Calithera Biosciences	• Rigel Pharmaceuticals, Inc.
• ChemoCentryx	• Sangamo Biosciences, Inc.
• Concert Pharmaceuticals	• Tetraphase Pharmaceuticals

At the time of the determination, these companies each had a market capitalization between $116 million and $1.7 billion, had an employee head count between 1, and 195, and were generally at a comparable stage to us in the development of their lead drug candidate. The Committee determined that the foregoing selection criteria were appropriate for selecting the Peer Companies for 2018 because at such time, we were a late-stage biopharmaceutical company with a market capitalization of approximately $410 million and 127 employees.

Radford prepared an analysis of the compensation practices of the Peer Companies as reported in their proxy statements, and offered additional analysis based on the compensation practices of a comparable group of life science companies (a subset of what is included in the broader Radford Life Science Survey).

The Committee reviewed the cash and equity components from these analyses in setting a total compensation package for each executive officer as well as reviewing each executive officer’s past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, retention risks and overall performance. The Committee believes that considering this benchmark information to be important in compensation-related decisions. Other factors, such as economic conditions and internal pay equity may play an important role with respect to the compensation offered to an executive in any given year.

The Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Committee generally sets the various compensation elements as follows:

•	base salaries between the 50th and 75th percentile for comparable positions;
•	target cash bonus compensation at a level such that, when combined with base salary, the target total cash compensation is at or around the median for comparable positions; and
•

target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions.

Compensation Components

Base Salary. We provide base salary as the fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the bulk of the remainder of their compensation “at risk” in the form of discretionary annual cash bonuses and equity-based incentive compensation. The Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives.

Annual Bonus. We structured our annual cash bonuses to provide incentives for our Named Executive Officers to achieve our annual corporate and individual performance objectives.

Each Named Executive Officer’s annual target bonus is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of our corporate goals and the Named Executive Officer’s individual performance goals, falls at the median level for a similar executive position as compared to the Peer Company data. In determining the split of the target bonus as between corporate and individual performance, the Committee believes that the more senior a Named Executive Officer’s position and operational responsibilities, the greater the percentage of his or her bonus that should be weighted to our corporate rather than individual achievement. For example, our President and Chief Executive Officer’s bonus is based entirely on corporate achievement and not on individual achievement.

In the first quarter of each year, the Committee reviews and approves corporate goals presented by senior management. The Committee weighs the goals but does not establish a specific performance formula. Rather, the Committee determines actual bonuses in a subjective fashion at the end of the year, considering the original goals and any other factors the Committee determines are material, in its discretion. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount. If the Committee determines that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid even if the individual achievements were met. We believe this fully discretionary bonus structure allows the Committee to be responsive to the uncertainties and lack of predictability associated with being a biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.

Equity Awards. The Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of our Common Stock. In determining the form and size of equity awards, the Committee considers information provided by Radford as to whether the complete compensation packages provided to each Named Executive Officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. In addition, in determining the size of equity awards, the Committee considers the anticipated value of the Named Executive Officer’s contributions going forward. We make new-hire and subsequent equity awards on pre-determined dates as follows:

•

Before an offer is made, the Committee approves the terms of new-hire equity awards above the senior director level. The Committee has authorized the CEO to approve new hire equity awards, within pre-approved guidelines, at or below the senior director level.

•	We generally grant subsequent equity awards to all eligible employees during the first quarter of each fiscal year.

We do not purposely accelerate or delay the public release of material information in consideration of a pending equity awards to allow the grantee to benefit from a more favorable stock price.

We encourage our executives to hold a significant equity interest in the Company, but we have not set specific ownership guidelines. We have a policy that prohibits our executives, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Stock Options. We grant stock options to our Named Executive Officers when they join us and annually, on a discretionary basis, as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of our Common Stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with a one-year cliff for new hire grants). Options provide a return to the executive officer only if the executive officer remains a service provider to us, and then only if the market price of our Common Stock appreciates relative to the option exercise price over the period in which the option vests and beyond.

Restricted Stock Awards (RSUs): In 2018, after reviewing practices of our peers and in conjunction with the recommendations of our compensation consultants, we granted a blend of stock options and RSUs to our Named Executive Officers.  We believe this blended approach will enable us to retain a competitive position and enhances the retention of key talent.

In determining the size of equity awards to Named Executive Officers in a given year, the Committee may consider:

•

for each Named Executive Officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;

•	the equity budget for a given year for all of our employees, and the percentage of that budget allocated to be used for awards to our Named Executive Officers;
•	the retention and motivation value of equity awards that have been previously granted to each Named Executive Officer;
•	each Named Executive Officer’s total potential ownership as a percentage of our total outstanding shares; and
•	internal pay equity among our Named Executive Officers, to reflect the importance of each Named Executive Officer’s responsibilities to our success as compared to our other Named Executive Officers.

Broad-based employee benefits with limited prerequisites.  Our Named Executive Officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available on the same terms and conditions as to our other employees. Our Named Executive Officers do not receive any perquisites other than those provided to all employees.

Severance Benefits and Employment Agreements.  We have Executive Employment Agreements with each of our Named Executive Officers that provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in the section below entitled “Potential Payments Upon Change of Control.”

The Committee believes these agreements are an essential element of our executive compensation program and assists the Committee in recruiting and retaining talented executives. The Committee also believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in our best interests and the interest of our stockholders will impact his or her own financial security. That is, these change of control arrangements help ensure stability among our executive ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive level at the Peer Companies.

Corporate and Individual Achievement Assessment Impacting Compensation Components

Corporate Achievement. Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Committee then reviews and approves these corporate goals.

For 2018, the Committee approved corporate goals included:

•	Advancement of development candidates from research into IND-enabling studies,
•	Guiding collaboration with Amgen to enable an additional Phase 3 trial for omecamtiv mecarbil,
•	Conduct of our Phase 2 clinical trial of reldesemtiv in patients with Spinal Muscle Atrophy,
•	Conduct of FORTITUDE-ALS, our Phase 2 clinical trial of reldesemtiv in patients with ALS,
•	Corporate development activities, and
•	Achieving financial management objectives.

At the end of each year, the Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Committee does not use a rigid formula in determining the Company’s level of achievement, but instead considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;
•	the difficulty of the goal;
•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;
•	other factors that may have made the stated goals more or less important to our success; and
•	other accomplishments by us during the year or other factors that, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

Individual Goals. Individual goals for each Named Executive Officer are derived from the corporate goals that relate to his or her functional area, except for our CEO, who has no individual goals apart from the corporate goals. Our CEO establishes the individual goals for 2018 with each other Named Executive Officer described below based on the relevant corporate goals and key functional area priorities for the year.

•	Mr. Cragg’s goals included human resources and corporate development objectives.
•	Mr. Jaw’s goals included corporate development objectives and achieving financial management objectives.
•	Dr. Malik’s goals included advancement of research and development candidates and clinical trial milestone achievements.

Target bonus levels for 2018 performance for each of the Named Executive Officers expressed as a percentage of base salary, and the relative weightings of individual goals and corporate goals, were as follows:

Named Executive Officer	Target Bonus % of Salary	Individual Goal Weighting	Corporate Goal Weighting
Robert I. Blum	60%	0%	100%
David W. Cragg	35%	25%	75%
Ching Jaw	40%	25%	75%
Fady I. Malik, M.D., Ph.D.	40%	25%	75%

The 2018 target bonus levels were at the median level for similar executive positions as compared to the Peer Company data for 2018.

2018 Compensation Decisions

In February 2018, based on progress in the advancement of our skeletal and cardiac muscle programs, the achievement of research program milestones, the expansion of a collaboration agreement, progress toward business development goals, other financing objectives and certain research goals, the Committee determined that the Company had an overall corporate achievement level of 80% for 2017. The Committee also determined the overall level of individual achievement for each Named Executive Officer, which includes, but is not limited to, an assessment of the individual’s performance relative to these goals.

The Committee does not use a rigid formula in determining each Named Executive Officer’s level of achievement, but considered:

•	the degree of success achieved against the specific deliverables associated with each objective;
•	the difficulty of the goal;
•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;
•	the overall performance of the functional areas for which the individual has responsibility;
•	the manner in which the individual contributes to our overall success, including areas outside of his or her responsibility;
•	the overall management of the individual’s staff;
•	other factors that may have made the stated goals more or less important to our success; and
•	other accomplishments by the executive officer during the year that, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Committee does not assign weights in these assessments, but uses its discretion and judgment to determine a percentage that it believes fairly represents the individual’s achievement level for the year.

Mr. Blum’s individual achievement level is based solely on the corporate achievement level. In February 2018, the Committee:

(i)	determined that the other Named Executive Officers had individual achievement levels for 2017 as follows: Mr. Cragg – 90%, Mr. Jaw – 90% and Dr. Malik — 85%; and
(ii)	increased base salaries, granted bonus amounts and granted equity awards for Named Executive Officers.

The Committee exercised some discretion in determining changes to compensation. The following summarizes changes to individual compensation for our Named Executive Officers in 2018, with base salary changes effective March 1, 2018:

Robert I. Blum

Salary. Increased base salary from $615,000 to $633,450.

Bonus. Awarded a bonus of $295,200 for his performance in 2017.

Equity. Granted options to purchase 200,000 shares of common stock and 100,000 RSUs.

David W. Cragg

Salary. Increased base salary from $317,448 to $336,495.

Bonus. Awarded a bonus of $91,663 for his performance in 2017.

Equity. Granted options to purchase 40,000 shares of common stock and 30,000 RSUs.

Ching Jaw

Salary. Increased base salary from $410,000 to $416,150.

Bonus. Awarded a bonus of $67,650 for his performance in 2017.

Equity. Granted options to purchase 40,000 shares of common stock and 20,000 RSUs.

Fady Malik

Salary. Increased base salary from $463,185 to $477,081.

Bonus. Awarded a bonus of $150,535 for his performance in 2017.

Equity. Granted options to purchase 75,000 shares of common stock and 40,000 RSUs.

2019 Compensation Decisions

In February and March 2019, the Committee, after exercising its discretion, voted to approve salary increases, payment of a cash bonus and equity awards for the Company’s Named Executive Officers with base salary changes effective March 1, 2019.

Named Executive Officer	2019 Base Salary	Cash Bonus for 2018	Option Grants	RSU Grants	Target Bonus % of Salary
Robert I. Blum	$660,000	$250,000	240,000	120,000	60%
David W. Cragg	$383,604	$95,641	50,000	30,000	40%
Ching Jaw	$432,796	$110,000	50,000	30,000	40%
Fady I. Malik, M.D., Ph.D.	$496,164	$150,281	80,000	50,000	40%

Tax Deductibility of Executive Compensation

Publicly-held companies may not deduct compensation paid to certain executive officers to the extent such compensation exceeds $1 million per officer in any year. The exemption from this deduction limit for “performance-based compensation” was repealed for taxable years beginning after December 31, 2017, such that compensation paid to our certain employees in excess of $1 million will not be deductible unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

The Committee will continue to monitor potential tax deduction limitations to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of tax law and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from these limitations, in fact will be exempt. In determining the form and amount of compensation for our Named Executive Officers, the Committee may continue to consider all elements of the cost of such compensation, including the potential impact of deduction limitations. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Accounting Considerations

In determining the size and type of equity awards, the Committee considers the potential impact of the accounting guidance for stock-based compensation. We do not set a specific budget for equity compensation based on the accounting cost.

Compensation Recovery Policy

One of the objectives of our compensation program for our Named Executive Officers is to make a substantial portion of compensation dependent on our overall financial performance. In order to ensure that our Named Executive Officers take full account of risks to us and our stockholders in their decision-making, and to reduce such risks wherever practicable, our Board adopted and delegated to the Committee a policy that allows us to seek repayment of incentive compensation that was erroneously paid, commonly referred to as a Clawback Policy. This policy provides that if the Board, or the Committee as applicable, determines that there has been a material misstatement of publicly issued financial results from those previously issued to the public due to a knowing violation of SEC rules and regulations or our policies, or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence, our Board or Committee will review all incentive compensation made to our Named Executive Officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, we will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.

In addition, if we are required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received.

Compensation and Talent Committee Report

Our Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Talent Committee

Santo J. Costa
L. Patrick Gage
Sandford D. Smith
Wendell Wierenga

Compensation Committee Interlocks and Insider Participation

During 2018, no current or former member of the Compensation and Talent Committee or Named Executive Officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during 2018.

Risk Analysis of the Compensation Programs

The Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each Named Executive Officer for the fiscal years ended December 31, 2018, 2017 and 2016:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Mr. Blum, Principal Executive Officer	2018	$630,375	$295,200	$780,000	$1,560,000	$—	$3,265,575
	2017	$611,667	$350,000	$431,586	$1,474,586	$—	$2,867,838
	2016	$591,667	$350,000	$—	$1,236,290	$—	$2,177,957
Mr. Cragg, Chief Human Resources and Administration Officer	2018	$333,320	$91,663	$234,000	$312,000	$9,014	$979,998
	2017	$315,907	$101,129	$212,000	$212,000	$8,901	$849,937
	2016	$305,990	$92,903	$—	$247,258	$8,839	$654,990
Mr. Jaw, Principal Financial Officer	2018	$415,125	$67,650	$156,000	$312,000	$3,177	$953,952
	2017	$212,884	$125,000	$—	$611,130	$150,875	$1,099,890
Dr. Malik, Executive Vice President, Research and Development	2018	$474,765	$150,535	$312,000	$585,000	$8,700	$1,531,000
	2017	$460,937	$175,000	$215,793	$359,655	$8,550	$1,219,935
	2016	$447,866	$170,884	$—	$449,560	$7,950	$1,076,260

(1)	Includes amounts earned but deferred pursuant to our 401(k) plan at the election of the Named Executive Officers.
(2)

Reflects the grant date fair value of RSUs and Option granted. Assumptions used for the valuation of these grants are set forth in Note 11 to our audited financial statements for the fiscal year ended December 31, 2018 and included in our Annual Report on Form 10-K for the prior three years.

(3)

Includes our matching contribution for the Named Executive Officer participation in our 401(k) plan. For Mr. Jaw, includes the compensatory portion of payments to Mr. Jaw in connection with joining us in June 2017 and related relocation expense.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2018.

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested(10)
			Exercisable	Unexercisable(9)
Robert I. Blum	2/26/2009	(1)	45,832	—	$11.10	2/26/2019
	2/24/2010	(1)	45,000	—	$18.48	2/24/2020
	2/28/2011	(1)	83,332	—	$9.42	2/28/2021
	3/5/2012	(1)	74,999	—	$6.30	3/5/2022
	3/5/2013	(1)	133,333	—	$6.00	3/5/2023
	2/24/2014	(1)	200,000	—	$9.65	2/24/2024
	2/26/2015	(2)	191,667	8,333	$7.96	2/26/2025
	2/23/2016	(3)	194,791	80,209	$6.67	2/23/2026
	2/28/2017	(4)	93,958	111,042	$10.60	2/28/2027
	2/27/2018	(5)	41,666	158,334	$7.80	2/27/2028
	2/28/2017	(6)					36,000	$227,520
	2/27/2018	(7)					100,000	$632,000
David W. Cragg	2/26/2009	(1)	14,166	—	$11.10	2/26/2019
	2/24/2010	(1)	15,000	—	$18.48	2/24/2020
	2/28/2011	(1)	16,666	—	$9.42	2/28/2021
	3/5/2012	(1)	14,999	—	$6.30	3/5/2022
	3/5/2013	(1)	25,000	—	$6.00	3/5/2023
	2/24/2014	(1)	45,000	—	$9.65	2/24/2024
	2/26/2015	(2)	38,333	1,667	$7.96	2/26/2025
	2/23/2016	(3)	38,958	16,042	$6.67	2/23/2026
	2/28/2017	(4)	9,166	10,834	$10.60	2/28/2027
	2/27/2018	(5)	8,333	31,667	$7.80	2/27/2028
	2/28/2017	(6)					12,000	$75,840
	2/27/2018	(7)					30,000	$189,600
Ching Jaw	6/30/2017	(8)	28,125	46,875	$12.10	6/30/2027
	2/27/2018	(7)	8,333	31,667	$7.80	2/27/2028	20,000	126,400
Fady I. Malik, M.D., Ph.D.	2/24/2010	(1)	8,333	—	$18.48	2/24/2020
	2/28/2011	(1)	12,500	—	$9.42	2/28/2021
	3/5/2012	(1)	29,166	—	$6.30	3/5/2022
	3/5/2013	(1)	50,000	—	$6.00	3/5/2023
	2/24/2014	(1)	100,000	—	$9.65	2/24/2024
	2/26/2015	(2)	95,833	4,167	$7.96	2/26/2025
	2/23/2016	(3)	70,833	29,167	$6.67	2/23/2026
	2/28/2017	(4)	22,916	27,084	$10.60	2/28/2027
	2/27/2018	(5)	15,625	59,375	$6.00	2/27/2028
	2/28/2017	(6)					18,000	$113,760
	2/27/2018	(7)					40,000	$252,800

(1)	The shares subject to this option are fully vested.
(2)	The unvested shares vest in equal monthly installments through 2/26/2019.
(3)	The unvested shares vest in equal monthly installments through 2/23/2020.
(4)	The unvested shares vest in equal monthly installments through 2/28/2021.
(5)	The unvested shares vest in equal monthly installments through 2/27/2022.
(6)	The unvested shares vest 40% of the shares granted on 2/28/2019 and 20% of the shares granted on 2/28/2020.
(7)	The unvested stock award vest 40% of the shares granted on 2/28/2019, 40% of the shares granted on 2/28/2020 and 20% of the shares granted on 2/28/2021.
(8)	The unvested shares vest in equal monthly installments through 6/30/2021.
(9)	Unvested Option and Stock Awards are subject to accelerated vesting upon a qualifying resignation or termination as set forth in the executive officer’s employment agreement with us
(10)	The market value of the stock units that have not yet vested is based on the closing stock price of $6.32 per share of our Common Stock on December 31, 2018.

Grants of Plan Based Awards in 2018

The following table sets forth information regarding plan-based awards each Named Executive Officer during 2018.

		Estimated Future Payouts Under Employee Bonus Plan (1)			All Other Stock Awards: Number of shares of stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert I. Blum		$0	$380,070	$456,084
	2/27/2018	—	—	—	100,000		$7.80	$780,000
	2/27/2018	—	—	—		200,000	$7.80	$1,560,000
David W. Cragg			$117,773	$141,328
	2/27/2018	—	—	—	30,000		$7.80	$234,000
	2/27/2018	—	—	—		40,000	$7.80	$312,000
Ching Jaw		$0	$166,460	$199,752
	2/27/2018	—	—	—	20,000		$7.80	$156,000
	2/27/2018	—	—	—		40,000	$7.80	$312,000
Fady I. Malik, M.D., Ph.D.		$0	$190,832	$228,999
	2/27/2018	—	—	—	40,000		$7.80	$312,000
	2/27/2018	—	—	—		75,000	$7.80	$585,000

(1)

Reflects each Named Executive Officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position.  Amounts actually earned under this plan are reflected in the Summary Compensation Table.

(2)	Options granted under the 2004 EIP that vest over a four-year period beginning on the Grant Date.
(3)	Equal to the number of awards multiplied by the closing trading price of our common stock on the Grant Date.

Option Exercises and Vesting of Stock in 2018

	Option Awards		Performance Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Robert I. Blum	—	—	69,000	534,750
David W. Cragg	—	—	23,000	178,250
Ching Jaw	—	—	—	—
Fady I. Malik, M.D., Ph.D.	—	—	37,000	286,750

(1)	Equal to the closing trading price of our common stock on the day of vesting multiplied by the number of shares released on vesting.

Executive Employment and Other Agreements

We have Executive Employment Agreements with each Named Executive Officer that provide for such officers to remain at-will employees and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause.  See “Potential Payments Upon Change of Control” below.

Pension Benefits

We do not provide our employees, including our Named Executive Officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

We have Executive Employment Agreements with each Named Executive Officer that provide for such officers to remain at-will employees and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors for such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us.

In addition, our executives will receive accelerated vesting of equity awards upon a change of control in which the acquirer does not assume all equity awards. However, we do not have any other agreements, plans or arrangements that provide for severance or other benefits upon termination for other reasons.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the Executive Employment Agreement by us or our successor.

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the Executive Employment Agreement by the executive officer; material breach of our policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.

Under their Executive Employment Agreements, upon a qualifying resignation or termination, Mr. Cragg, Mr. Jaw and  Dr. Malik will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the Executive Employment Agreements of Mr. Cragg, Mr. Jaw and Dr. Malik each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Under his Executive Employment Agreement, upon a qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been in Mr. Blum’s employment agreement since May 2007, and has been a benefit we have historically offered at the Chief Executive Officer level based on the uniqueness and importance of that role to our business.

The provisions of each Executive Employment Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

Severance payments and benefits provided to an executive officer under an Executive Employment Agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the Named Executive Officers would receive in the circumstances described above assuming their employment had been terminated on December 31, 2018:

Named Executive Officer	Salary	Bonus	Acceleration of Vesting of Equity Grants(1)	Acceleration of Vesting of Options (1)	Continuation of Employee Benefits (2)	Total
Robert I. Blum	$1,266,900	$380,070	$44,167	$859,520	$96,312	$2,646,968
David W. Cragg	$504,742	$117,773	$8,306	$265,440	$50,647	$946,909
Ching Jaw	$624,225	$166,460	$—	$126,400	$51,400	$968,485
Fady I. Malik, M.D., Ph.D.	$715,622	$190,832	$16,583	$366,560	$72,236	$1,361,833

(1)

The value of the acceleration of vesting of the equity grants is calculated using the closing market price of our Common Stock at December 31, 2018 of $6.32 and the value of the acceleration of vesting of options is calculated as the amount by which that closing market price exceeds the exercise price for unvested stock options at December 31, 2018.

(2)	Represents the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans.

Principal Executive Officer Pay Ratio

The following table provides the ratio of the total compensation for 2018 for Mr. Blum, our principal executive officer (‟PEO”) to the total compensation for 2018 for our median employee follows:

PEO Compensation for 2018	$3,265,575
Median Employee Compensation for 2018	$226,701
Ratio of PEO Compensation to Median Employee Compensation for 2018	14 to 1

In determining the median employee, we prepared a listing of all employees using a measurement date of December 31, 2018, annualized the salaries for those employees that were not employed for all of 2018 and identified the employee at the median of the listing of annualized salaries (the “Median Employee”). We calculated the Median Employee Compensation for 2018 for the Median Employee on the same basis as the total compensation of Mr. Blum in the Summary Compensation Table.

Equity Compensation Plans at December 31, 2018

The following table provides certain information with respect to all of our equity compensation plans at December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	7,000,537	$8.04	2,667,695	(1)
Equity compensation plans not approved by stockholders	—	—	—
	7,000,537	$8.04	2,667,695

(1)

The equity compensation plans approved by stockholders are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Includes 2,414,078 securities available under the 2004 EIP and 253,617 securities available for issuance under our employee stock purchase plan as of December 31, 2018.

DIRECTOR COMPENSATION

Annual Retainers for Service. Non-employee directors receive an annual base retainer for service on the Board of Directors and an additional annual committee retainer for each committee on which they serve. Annual retainers are as follows:

Base Retainer	Board of Directors Chair	$75,000
	Lead outside director (if any)	$42,500
	Other directors	$40,000
Committee Chair Retainer	Audit Committee	$20,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
Committee Member Retainer	Audit Committee	$10,000
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500

Election to Receive Retainers in Cash or Stock Options. Each non-employee director may make an annual election to receive the annual base retainer (but not committee retainers) either in cash or to receive either 50% or 100% of that retainer in stock options granted on the first business day of a calendar year. The number of stock options granted is calculated at a rate of 2.5 times the cash retainer amount, divided by the closing price of our Common Stock on the date of grant. For example, if a director with $40,000 from the base retainer elects to receive 100% of the retainer in stock options, $100,000 (2.5 times $40,000) is divided by the closing stock price on the date of grant to determine the number of stock options. These stock options vest monthly over twelve months.

Automatic Grants to Non-Employee Directors. Under the 2004 EIP, non-employee directors receive automatic grants of stock options. Directors receive an initial option grant of 35,000 shares on joining the Board of Directors. Continuing directors receive an annual option grant 20,000 shares, generally at the time of the Annual Meeting of Stockholders. Generally, an initial grant to a director vests monthly over three years and grants to continuing directors vest monthly over one year. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors. A non-employee director that resigns from the Board has one year following resignation to exercise vested options.

Director Summary Compensation Table for 2018

Employee directors receive no separate compensation for service as a member of the Board of Directors. The following table summarizes the total compensation for 2018 earned by our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Dr. Califf	$20,625	$326,628	$347,253
Mr. Costa	$60,000	$128,314	$266,926
Dr. Gage	$25,000	$255,545	$241,926
Dr. Henderson	$22,500	$196,169	$287,906
Dr. Kaye	$17,500	$196,169	$281,656
Ms. Parshall	$45,000	$162,241	$282,104
Mr. Smith	$37,500	$162,241	$272,729
Dr. Wierenga	$52,500	$162,241	$296,479

Automatic grants of stock options to non-employee directors were granted at the time of the 2018 Annual Meeting at an exercise price of $9.45 per share. As of January 2, 2018, non-employee directors elected to receive stock options in lieu of some or all of their retainers as follows: Dr. Gage – 21,248; Dr. Henderson – 11,428; Dr. Kaye – 11,428; Ms. Parshall – 5,714; Mr. Smith – 5,714; and Dr. Wierenga – 5,714, all at an exercise price of $8.75 per share. On February 8, in connection with joining our Board of Directors, Dr. Califf received options to purchase 35,000 shares at an exercise price of $8.35 per share. Option awards reflect the grant-date fair value of stock options grants. As of December 31, 2018, the aggregate number of stock options held by our non-employee directors were as follows: Dr. Califf – 55,000; Mr. Costa – 98,331; Dr. Gage – 215,771; Dr. Henderson – 206,002; Dr. Kaye – 99,667; Ms. Parshall – 133,863; Mr. Smith – 145,185; and Dr. Wierenga – 141,408. Assumptions used for the valuation of stock option grants are set forth in Note 11 to our financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2018. We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

We maintain director and officer indemnification insurance policies that covers the Company as well as directors and officers individually. The policies currently run from June 1, 2018 through June 1, 2019 at a total annual cost of $560,000. The primary carrier is Old Republic Insurance Company.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed and approved annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select our independent auditors and oversee our accounting and financial reporting processes and audits of our financial statements;
•

Assist the Board of Directors in oversight and monitoring of (i) the integrity of our financial statements, (ii) our financial reporting process, (iii) our compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, (v) our systems of internal accounting and financial controls, and (vi) other areas of current or potential risk to our finances;

•	Provide the Board of Directors with the results of the Audit Committee’s monitoring and recommendations derived therefrom;
•	Prepare a report in our annual proxy statement in accordance with SEC rules; and
•

Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2018, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and our financial reporting processes with management;
•

Discussed with our independent registered public accounting firm, Ernst & Young LLP, matters required to be discussed under Statements of Auditing Standards No. 1301, Communications with Audit Committees, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•

Received from Ernst & Young LLP written disclosures and a letter regarding their independence as required by the rules of the Public Company Accounting Oversight Board, and discussed with Ernst & Young LLP their independence from management and us; and

•

Discussed with Ernst & Young LLP the overall scope and plans for the audit. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Respectfully submitted,
Members of the Audit Committee
B. Lynne Parshall, Esq., Chair
John T. Henderson, M.B., Ch.B. Edward M. Kaye, M.D.
Sandford D. Smith

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during 2018, our officers and directors complied with all applicable filing requirements.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Party

Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed by the Audit Committee as required by the Audit Committee’s charter, and if approved, is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported as required under applicable SEC rules.

Indemnification of Directors and Officers

We provide indemnification for our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our Bylaws, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnification agreements with each of our directors and officers, which require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080 or contact Investor Relations at 650-624-3283. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The information contained above under the captions “Compensation and Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the

SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
Dated: March 27, 2019

APPENDIX A

CYTOKINETICS, INCORPORATED

AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

AMENDED BY THE BOARD OF DIRECTORS: FEBRUARY 6, 2013

APPROVED BY STOCKHOLDERS: MAY 22, 2013

AMENDED TO REFLECT THE REVERSE STOCK SPLIT: JUNE 25, 2013

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 3, 2015

APPROVED BY STOCKHOLDERS: MAY 20, 2015

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 10, 2017

APPROVED BY STOCKHOLDERS: MAY 18, 2017

AMENDED AND RESTATED BY THE BOARD OF DIRECTORS: FEBRUARY 7, 2019

APPROVED BY STOCKHOLDERS: ______, 2019

1. PURPOSES OF THE PLAN AND PERMITTED AWARDS.

The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. SHARES SUBJECT TO THE PLAN.

(a) Shares Subject to the Plan. Subject to adjustments as specified in Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 15,737,190 Shares. The Shares may be authorized, but unissued, or reacquired Stock.

(b) Treatment of Lapsed Awards. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be treated as issued under this Plan and shall be deducted from the aggregate number of shares which may be issued under Section 2(a). Shares of Stock repurchased on the open market with the proceeds of an exercise price shall not again be available for the grant of an Award pursuant to the Plan. Notwithstanding that a Stock Appreciation Right may be settled by the delivery of a net number of shares of Stock, the full number of shares of Stock underlying such Stock Appreciation Right shall not again be available for the grant of an Award pursuant to the Plan. In addition, no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as such under Section 422 of the Code.

(c) Calculation of Share Reserve Under the Fungible Ratio. For purposes of determining the number of shares of Stock issuable or transferred pursuant to Section 2(a), each share of Stock which is issued or transferred pursuant to a Full Value Award (i) prior to May 20, 2015, shall be treated as if two shares of Stock had been so issued or transferred, and (ii) on and after May 20, 2015, shall be treated as if 1.17 shares of Stock had been so issued or transferred. To the extent there is issued a share of Stock pursuant to a Full Value Award that counted as more than one share against the number of shares available for issuance under this Section and such share of Stock again becomes available for issuance under the Plan pursuant to this Section, then the number of shares of Stock available for issuance under the Plan shall increase by (A) two shares of Stock for shares returning prior to May 20, 2015, and (B) 1.17 shares of Stock for shares returning on and after May 20, 2015. To the extent permitted by Applicable Law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The settlement of any Award in cash shall not be counted against the shares available for issuance under the Plan.

(d) Incentive Stock Option Limit. Subject to the provisions of Section 12 relating to capitalization adjustments, the aggregate maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 15,737,190 shares of Stock.

(e) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

3. ADMINISTRATION OF THE PLAN.

(a) Procedure. Unless and until the Board delegates administration to a Committee as set forth below, the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise. The Board may designate different Committees to administer the Plan with respect to different groups of Service Providers.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)	to determine the Fair Market Value;
(ii)	to select the Service Providers to whom Awards may be granted hereunder;
(iii)

to determine the number of Shares to be covered by each Award granted hereunder and the date of grant; the date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator;

(iv)	to approve forms of agreement for use under the Plan;
(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;
(viii)

to modify or amend each Award (subject to Section 19(c) of the Plan); provided, however, that Board may amend the terms of an Award without the affected Participant’s consent if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code, or (C) to comply with other Applicable Law;

(ix)	to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;
(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing. Subject to adjustments made pursuant to Section 14, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

4. ELIGIBILITY.

Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

5. TERMS RELATING TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term of Option. The term of each Option or SAR will be stated in the Award Agreement and will not exceed ten years from the date of grant, except that in the case of an Incentive Stock Option granted to a Participant who is a Ten Percent Stockholder, the term of the Incentive Stock Option may not be more than five years from the date of grant.

(b) Exercise Price. The exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Stock on the date the Award is granted, except that for Options or SARs granted to a Ten Percent Stockholder, the exercise or strike price of each Option or SAR will not be less than 110% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Stock equivalents.

(c) Waiting Period and Exercise Dates. At the time an Option or SAR is granted, the Administrator will fix the period within which the Option or SAR may be exercised and will determine the vesting requirements and any other conditions that must be satisfied before the Option or SAR may be exercised.

(d) Exercise of an Option. The Administrator will determine the acceptable method (which may be electronic) and form of consideration for exercising an Option, including the method of payment. Such consideration may include: (i) cash; (ii) check; (iii) promissory note, to the extent permitted by Applicable Laws; (iv) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (vii) any combination of the foregoing methods of payment. In the case of an Incentive Stock Option, the Administrator will specify in the Award Agreement the acceptable forms of consideration.

(e) Exercise and Payment of a SAR. The Administrator will determine the acceptable method (which may be electronic) to exercise any outstanding SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Stock equal to the number of Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (ii) the strike price. The appreciation distribution may be paid in Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(f) Termination of Relationship as a Service Provider. Except as otherwise provided in the applicable Award Agreement, if a Participant ceases to be a Service Provider, other than for Cause or upon the Participant’s death or Disability, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant may exercise the vested portion of his or her Option or SAR until the earlier of three months following the Participant’s termination, or expiration of the Option or SAR. If the Participant does not exercise his or her Option or SAR within the time specified, the Option or SAR will terminate, and the Shares covered by such Option or SAR will revert to the Plan. In the case of a Participant terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination as a Service Provider, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination for Cause.

(g) Disability of Participant. Except as otherwise provided in the applicable Award Agreement, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant may exercise the vested portion of his or her Option or SAR until the earlier of 12 months following the Participant’s termination, or expiration of the Option or SAR. If the Participant does not exercise his or her Option or SAR within the time specified, the Option or SAR will terminate, and the Shares covered by such Option or SAR will revert to the Plan.

(h) Death of Participant. Except as otherwise provided in the applicable Award Agreement, if a Participant dies while a Service Provider, any unvested portion of the Option or SAR shall terminate and will revert to the Plan, and the Participant’s properly designated beneficiary may exercise the Option or SAR until the earlier of 12 months following Participant’s death, or until expiration of the term of such Option or SAR. If no such beneficiary has been designated by the Participant, then such Option or SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option or SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option or SAR is not so exercised within the time specified herein, the Award will terminate, and the Shares covered by such Option or SAR will revert to the Plan.

(i) Rights of Holder of Option. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option or SAR shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. In no case shall an individual holding an Option receive cash or dividend payments or distributions or dividend equivalents attributable to unvested Shares underlying an Option. Except as provided in Section 12(a) hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

6. RESTRICTED STOCK.

(a) Grant of Restricted Stock. The Administrator may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed. The Administrator may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(c) Transferability. Except as provided in this Section 6, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Removal of Restrictions. Except as otherwise provided in this Section 6, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(e) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(f) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. For clarity, Service Providers holding Shares of Restricted Stock shall have the right to vote such Shares and the right to receive any dividends declared or paid with respect to such Shares provided that any such dividends shall be subject to the same vesting restrictions as the underlying Shares subject to the Restricted Stock during the Period of Restriction. Such dividends so accrued with respect to the Shares subject to any Award of Restricted Stock, whether subject to time-based and/or performance-based vesting criteria, shall become payable no earlier than the date the applicable vesting criteria have been satisfied and the Period of Restriction with respect to such Shares has lapsed.

(g) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

7. RESTRICTED STOCK UNITS.

(a) Grant of Restricted Stock Units; Vesting and Other Terms. Restricted Stock Units may be granted to Service Providers at any time with the number of Units to be determined by the Administrator. The Administrator will set service-based or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Shares to be issued to the Service Providers. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting schedule, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(b) Earning of Restricted Stock Units; Form and Timing of Payment. Upon vesting of Restricted Stock Units, the holder thereof will be issued that the number of shares of Stock. Issuance of Shares upon the vesting of Restricted Stock Units will be made as soon as practicable after vesting, but in no event later than the time required to avoid adverse tax consequences under Section 409A of the Code.

(c) Cancellation of Restricted Stock Units. If a holder of Restricted Stock Units terminates service prior to the vesting of all Units or as otherwise provided in an Award Agreement, all unvested Restricted Stock Units will be forfeited and will again be available for grant under the Plan.

(d) Dividend Equivalents. Dividend equivalents may be credited in respect of Shares covered by an Award Agreement covering a Restricted Stock Unit, as determined by the Board and contained in such Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit credited by reason of such dividend equivalents will be subject to all of the same terms and conditions (including forfeiture restrictions) of the underlying Restricted Stock Unit to which they relate, and such dividend equivalent shall not be paid unless and until the time that the Shares underlying the Restricted Stock Unit are vested and are distributed to the Service Provider.

8. PERFORMANCE UNITS AND PERFORMANCE SHARES.

(a) Grant of Performance Units and Performance Shares. Performance Units and Performance Shares may be granted to Service Providers at any time as determined by the Administrator, in such numbers and subject to such other terms and conditions as determined by the Administrator, in its discretion.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair

Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited and will again be available for grant under the Plan.

(g) Dividends and Other Distributions. No cash dividends or distributions declared with respect to Shares subject to the Performance Units/Shares shall be paid to any Participant unless and until the Participant vests in such underlying Performance Units/Shares. Upon the vesting of a Performance Units/Shares, any cash dividends or distributions declared but not paid during the vesting period with respect to such Performance Units/Shares shall be paid to the Participant at the same time or times as the Shares underlying the Performance Units/Shares. Any stock dividends declared on Shares subject to a Performance Units/Shares shall be subject to the same restrictions and shall vest at the same time as the Performance Units/Shares from which said dividends were derived. All unvested dividends shall be forfeited by the Participants to the extent their underlying Performance Units/Shares are forfeited.

9. PERFORMANCE GOALS.

The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including, with respect to the Company or any business unit: (a) cash position, (b) clinical progression, (c) collaboration arrangements, (d) collaboration progression, (e) earnings per share, (f) a financing event, (g) net income, (h) operating cash flow, (i) market share, (j) operating expenses, (k) operating income, (l) product approval, (m) product revenues, (n) profit after tax, (o) projects in development, (p) regulatory filings, (q) return on assets, (r) return on equity, (s) revenue growth, (t) total stockholder return, (u) implementation of, progression in or completion of projects or processes (including, without limitation, progress in research or development programs, progress in regulatory or compliance initiatives, clinical trial initiation, clinical trial enrollment, clinical trial results, new or supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, product supply and systems development and implementation), (v) completion of a joint venture or other corporate transaction, (w) employee retention, (x) budget management and (y) any other measures of performance selected by the Board. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another Performance Goal. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

10. LEAVES OF ABSENCE.

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months and a day following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

11. TRANSFERABILITY OF AWARDS.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that the

Administrator may only make an Award transferable to one or more of the following: (a) a “family member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the Participant; (b) a trust for the benefit of one or more of the Participant or the persons referred to in clause (a); (c) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or stockholders; or (d) charitable donations.

12. ADJUSTMENTS; DISSOLUTION OR LIQUIDATION; MERGER OR CHANGE IN CONTROL.

(a) Adjustments. In order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits as specified throughout the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding time-based Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all time-based restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares, Restricted Stock Units and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

(i)

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the fair market value of the consideration received in the merger or Change in Control by holders of Stock for each Share held on the effective date of the transaction; provided, however, that if such consideration received in the Change in Control is not solely stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received to be solely stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Stock in the Change in Control. The continuation or imposition of vesting terms or other restrictions on Awards in connection with a Change of Control shall not prevent such Awards from being considered assumed for purposes of this Section.

(ii)

Notwithstanding the above, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(iii)

If an Option or SAR is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant that the Option or SAR will be fully vested and exercisable for a stated period of time prior to the Change of Control, as determined by the Administrator, and the Option or SAR will terminate upon the expiration of such period.

(iv)

With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in all Awards, and shall have the right to exercise Options and SARs for such periods as provided in the applicable Award Agreement.

13. TAX WITHHOLDING.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. CLAWBACK AND RECOVERY OF AWARDS.

All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board has adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board, or Compensation Committee as applicable, determines that there has been a material misstatement of publicly issued financial results from those previously issued to the public due to a knowing violation of rules and regulations of the Securities and Exchange Commission or Company policy, or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence, our Board or Compensation Committee will review all incentive compensation made to our named executive officers during the three year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, our Board or Compensation Committee will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.

15. CONDITIONS UPON ISSUANCE OF SHARES.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. AMENDMENT AND TERMINATION OF THE PLAN.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Unless earlier terminated or extended, the Plan will continue in effect until February 26, 2029, at which time it shall terminate without further action on the part of the Board or the Company.

(b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, without the consent of the Participant. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17. MISCELLANEOUS

(a) Not An Employment or Service Contract. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(b) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

(c) Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(d) Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(e) Choice of Law. The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

18. DEFINITIONS.

As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 3 of the Plan.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means the requirements relating to the administration of equity-based awards under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means, in the absence of any written agreement between the Participant and the Company defining such term, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant under the Plan will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(h) “Change in Control” means the occurrence of any of the following events:

(i)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)

A change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code will be a reference to any successor or amended section of the Code.

(j) “Committee” means a committee of Directors appointed by the Board in accordance with Section 3 of the Plan.

(k) “Company” means Cytokinetics, Incorporated, a Delaware corporation, or any successor thereto.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with non-discriminatory standards.

(o) “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the provisions of Section 4(c).

(r) “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(i)

If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Stock will be the mean between the high bid and low asked prices for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Full Value Award” means any Award other than an Option, SAR or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company).

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations thereunder.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(cc) “Performance Share” or “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this Amended and Restated 2004 Equity Incentive Plan.

(ff) “Restricted Stock” means shares of Stock issued pursuant to a Restricted Stock Award under Section 6 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 7. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director or Consultant.

(kk) “Share” means a share of the Stock, as adjusted in accordance with Section 12 of the Plan.

(ll) “Stock” means the Common Stock of the Company.

(mm) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 5 is designated as a SAR.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00am, Pacific Time, on May 15, 2019. Online Go to www.envisionreports.com/CYTK or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CYTK 2019 Annual Meeting Proxy Card 1234 5678 9012 345 • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 4. A 1. Election of Directors: +For Withhold For Withhold For Withhold 01 - Santo J. Costa 02 - John Henderson, M.B., Ch.B. 03 - B. Lynne Parshall For Against Abstain For Against Abstain 2. Approval of an amendment to the Company's Amended and 3. Ratification of the selection by the Audit Committee of the Restated 2004 Equity Incentive Plan to increase the number of Board    of Directors of Ernst & Young LLP as our independent authorized shares reserved for issuance under the 2004 EIP by registered public accounting firm for the fiscal year ending 4,100,000 shares December 31, 2019 For Against Abstain 4. Approval, on an advisory basis, of the compensation of the Named Executive Officers, as disclosed in our Proxy Statement for the 2019 Annual Meeting of Stockholders Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 405709 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 02ZW4F

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Cytokinetics, Incorporated Stockholders May 15, 2019 10:30 a.m. PT Embassy Suites Hotel 250 Gateway Boulevard, South San Francisco, CA 94080 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/CYTK Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CYTK • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — CYTOKINETICS INCORPORATED + Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2019 Robert Blum and Mark Schlossberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cytokinetics, Incorporated to be held on May 15, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below. +